Exhibit 99.1

For Further Information:

Kraton Polymers LLC

Analyst: Stephen E. Tremblay	281-504-4760

Media: Richard A. Ott	281-504-4720

Kraton Polymers LLC Announces Third Quarter 2008 Results

Houston, TX. – November 11, 2008

Kraton Polymers LLC (Kraton), a leading global producer of highly engineered polymers, announces results for the three and nine months ended September 30, 2008.

Total operating revenues amounted to $382.2 million and $994.4 million for the three and nine months ended September 30, 2008, respectively. In the comparable three and nine month periods in 2007, total operating revenues amounted to $290.2 million and $831.9 million, respectively.

Net income amounted to $34.6 million and $35.4 million for the three and nine months ended September 30, 2008, respectively, compared to a net loss of $(0.8) million and $(7.7) million for the three and nine months ended September 30, 2007, respectively.

Last Twelve Months (LTM) Bank EBITDA, a measurement used to determine compliance with our debt covenants, totaled $146.0 million for the LTM ended September 30, 2008. Kraton was in compliance with its debt covenants at September 30, 2008. A reconciliation of net income (loss) to LTM Bank EBITDA is attached.

Through the third quarter and into October, 2008 Kraton was on allocation from its suppliers of butadiene, and as a result, was unable to produce all products necessary to meet customer demand, and in turn, had to allocate certain available product supplies to customers. As a result, sales volume in the third quarter of 2008 was 6% less than in the third quarter of 2007 and on a year-to-date basis was 5% less than in the first nine months of 2007. In addition, feedstock and energy costs continued to increase in the third quarter of 2008, and into the fourth quarter, largely due to supply and demand fundamentals.

“We set out in 2008 to restore Kraton to profitability. While we are generally pleased with our progress through three quarters, especially considering the unprecedented cost increases we absorbed from feedstock and energy inputs, we still have sustainable improvements to make to fulfill our objectives,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Our third quarter results do reflect both improved global pricing and the full impact of targeted cost reduction programs that we have implemented. More recently, the decline in global crude oil prices, and the resulting impact on feedstock and energy costs, as well as improved availability of butadiene in particular, should help alleviate the margin pressure we have been managing all year.”

Recent Developments

•

Gulf Coast butadiene supply has improved significantly as producers have returned to normal operations, while several large butadiene consumers have remained idled from hurricane damage. We believe these butadiene consumers will likely return to normal operation during the fourth quarter. Additionally, the global financial market crisis has coincided with a rapid decline in crude oil prices during October. For example, in November the price of butadiene in North America declined 20% after 12 consecutive months of price increases. As a result, we are currently able to acquire all the butadiene we need, and have therefore discontinued our allocation of selected Styrene-butadiene-styrene block copolymers. We cannot predict the extent, duration or ultimate market effect of these changes in energy and raw material costs, availability, or individual supply/demand constraints.

•	Announced latest innovation product, MD6705, which allows fabricators to make bicomponent elastic nonwovens on commercial production equipment resulting in excellent elastic recovery at lower cost.

•	On October 15, 2008, entered into a $320.0 million notional amount interest rate swap agreement.

•

Launched a global initiative aimed at further reducing Kraton’s annual fixed cost spend by at least $10 million beginning in 2009. Though not final in scope, the initiative is expected to include purchasing savings, staffing reductions, and curtailing other expenditures. The initiative also includes a full review of planned capital expenditures in 2009, with the expectation that any growth-oriented discretionary spending would be postponed.

“Our operating philosophy at Kraton at its core is reality-based. Therefore, given the uncertainty that has emerged regarding global economic growth, we are developing a series of global actions to achieve cost and productivity improvement, as well as liquidity conservation, that will prepare Kraton to compete in a down economy if necessary,” added Fogarty. “In doing so, we expect to continue to manage Kraton effectively, in providing our customers with industry-leading innovation and superior service, and position our industry-leading company to emerge from any such downturn more competitive than ever.”

Kraton has scheduled a conference call for Wednesday, November 12, 2008 to discuss these earnings. The call will begin at 4:00 p.m. Central time, 5:00 p.m. Eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations, and then go to Presentations and select “Third Quarter 2008 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call”. US/Canada Dial-In #: (888) 577-8992 or International Dial-In #: (312) 470-7060. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. central time November 12th through 11:59 p.m. central time on November 26th. To hear a telephonic replay of the call, dial (888) 277-9385 or (402) 998-0509 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability, and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Such risks include, but are not limited to, competitive pressures in the specialty chemical industry, changes in prices or availability of raw materials used in our business, changes in levels of consumer spending or preferences, overall economic conditions, the level of our indebtedness and exposure to interest rate and currency fluctuations, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in countries where our goods are manufactured and sold, and other risks and uncertainties described in this report and the Kraton’s other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

KRAT-F

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

Three Months Ended September 30, 2008 and 2007

	September 30, 2008	September 30, 2007
Operating Revenues
Sales	$363,275	$284,498
Other	18,892	5,652

Total operating revenues	382,167	290,150
Costs of goods sold	287,719	243,699

Gross profit	94,448	46,451

Operating Expenses
Research and development	5,808	5,452
Selling, general, and administrative	28,214	15,594
Depreciation and amortization of identifiable intangibles	13,118	12,539

Total operating expenses	47,140	33,585

Equity in earnings of unconsolidated joint venture	(94)	(189)
Interest expense, net	7,875	12,375

Income before income taxes	39,527	680
Income tax provision	(4,910)	(1,434)

Net income (loss)	$34,617	$(754)

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

Nine Months Ended September 30, 2008 and 2007

	September 30, 2008	September 30, 2007
Operating Revenues
Sales	$947,925	$812,326
Other	46,472	19,546

Total operating revenues	994,397	831,872
Costs of goods sold	788,618	701,660

Gross profit	205,779	130,212

Operating Expenses
Research and development	21,129	18,504
Selling, general, and administrative	73,578	49,208
Depreciation and amortization of identifiable intangibles	40,880	36,417

Total operating expenses	135,587	104,129

Equity in earnings of unconsolidated joint venture	(314)	(514)
Interest expense, net	27,678	32,507

Income before income taxes	42,828	(5,910)
Income tax provision	(7,405)	(1,822)

Net income (loss)	$35,423	$(7,732)

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
ASSETS

Current assets
Cash and cash equivalents	$84,239	$48,277
Receivables, net of allowances of $1,737 and $1,542	183,922	140,321
Inventories of products, net	285,974	256,323
Inventories of materials and supplies, net	11,888	12,170
Other current assets	10,251	12,404

Total current assets	576,274	469,495
Property, plant and equipment, less accumulated depreciation of $176,578 and $157,643	379,393	402,270
Identifiable intangible assets, less accumulated amortization of $34,428 and $29,205	71,133	76,356
Investment in unconsolidated joint venture	10,896	10,326
Deferred financing costs	8,675	10,323
Other long-term assets	17,803	16,124

Total assets	$1,064,174	$984,894

LIABILITIES AND MEMBER’S EQUITY

Current liabilities
Current portion of long-term debt	$3,445	$3,445
Accounts payable-trade	107,665	102,952
Other payables and accruals	58,740	55,816
Due to related party	21,046	24,505
Deferred income taxes	9,015	9,827
Insurance note payable	—	494

Total current liabilities	199,911	197,039
Long-term debt, net of current portion	572,462	535,020
Deferred income taxes	38,696	39,443
Long-term liabilities	25,996	30,682

Total liabilities	837,065	802,184

Commitments and contingencies
Member’s equity
Common equity	189,350	143,149
Accumulated other comprehensive income	37,759	39,561

Total member’s equity	227,109	182,710

Total liabilities and member’s equity	$1,064,174	$984,894

KRATON POLYMERS LLC

LTM Bank EBITDA

(In thousands)

	3 Mos Ended 09/30/08	12 Mos Ended 09/30/08	3 Mos Ended 06/30/08	12 Mos Ended 06/30/08
Net income (loss)	$34,617	$(588)	$10,216	$(35,959)
Income tax provision (benefit)	4,910	11,721	2,649	8,245
Interest expense, net	7,875	38,631	9,418	43,131
Depreciation and amortization	13,118	56,380	13,110	55,801

EBITDA (1)	$60,520	106,144	$35,393	71,218

LTM Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,001		2,000
Plant turnaround costs		3,536		4,321
Permitted acquisition costs		3,000		2,548
Severance related restructuring charges		3,220		3,320
Specific cost savings expenses		6,483		10,000
Schedule 1.1 cost		3,000		3,000
Equity Investment (3)		9,588		9,588
Other non-cash items increasing Net Income (loss)		9,065		9,783

LTM Bank EBITDA (4)		$146,037		$115,778

(1)

The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.
(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.
(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.